Exhibit 10.10

LONG-TERM INCENTIVE PLAN (LTIP)

RESTRICTED SHARES PLAN – UNIVERSO ONLINE S.A.

1.	Long-Term Incentive Plan – Restricted Shares

1.1.	The Board of Directors of Universo Online S.A (hereinafter referred to as “Company”), approved this Long-Term Incentive Plan (hereinafter referred to as “LTIP”), pursuant to which the Company may grant Restricted Shares to certain employees (hereinafter referred to as “Beneficiaries”), provided that they are previously selected and approved by the LTIP Committee, as defined below, within the limits and conditions set forth herein.

1.2.	The purpose of the LTIP is to reinforce the alignment of interests between the Company and the Beneficiaries, who may become partners of the enterprise, increasing their commitment. The Company expects to encourage the expansion, success, and achievement of its corporate purpose, attracting and retaining personnel with a high potential to contribute to its success.

1.3.	The management of the LTIP, including the selection of Beneficiaries and the determination of the relevant participation conditions, will be conducted by the LTIP management committee (“LTIP Committee”), a body of the Company comprised of the Company’s Chief Executive Officer (Diretor Presidente) and 2 (two) other officers appointed by the CEO. Only after the LTIP Committee passes a resolution, may the Company or any Entity (as defined below) enter into any agreement or amendment with Beneficiaries of the LTIP.

1.4.	The restricted shares provided for in this LTIP are shares issued by entities (hereinafter collectively referred to as “Entities” or individually as “Entity”) that Go Public (as defined below) and that concentrate on the activities of the following business units:

- UOL Diveo;

- UOL Educação; and

- UOL Conteúdo, Serviços e Meios de Pagamento.

1.5.	The grant of shares issued by each of the Entities will be subject to the relevant Entity going public upon registration with the Brazilian Securities Commission (Comissão de Valores Mobiliários – CVM) and the completion of a public offering of shares for trading on the BM&FBOVESPA or on a stock exchange in the United States of America (“Going Public”). In the event the condition is not fulfilled, for any reason, within 5 (five) years from the date hereof (“LTIP Launching Date”), the LTIP will be terminated and the Beneficiary will not be entitled to any share issued by the relevant Entity. Therefore, until July 29, 2020 to all Beneficiaries, including the Beneficiaries included in the LTIP after the LTIP Launching Date, as per clause 3.1.4.

1.6.	In the event that an Entity listed in Clause “1.4.” is fully sold before Going Public, the cash settlement provision set forth in Clause “6” below will apply.

1.7.	The number of restricted shares granted to each Beneficiary will be determined based on a Potential Monetary Value (hereinafter referred to as “PMV”) attributed to each of the Beneficiaries of the LTIP, pursuant to the conditions and criteria determined by the LTIP Committee, which will be expressly set forth in the Individual Long-Term Incentive Agreement (hereinafter referred to as “Individual Agreement”).

1.8.	The total number of restricted shares delivered (or to be delivered) to the Beneficiaries of the LTIP shall not exceed 3% (three percent) of the total number of shares of the capital stock of the relevant company, at any time.

2.	Selection of Beneficiaries and Application of the LTIP

2.1.	The LTIP Committee will select the Beneficiaries of the LTIP, as follows:

2.1.1.	Beneficiaries who perform their activities in only one of the business units listed in Clause “1.4” will have their PMV (net of legal charges) converted only into shares of such Entity.

2.1.2.	Beneficiaries of the LTIP who perform their activities in more than one of the business units listed in Clause “1.4” will have their PMV (net of legal charges) converted into shares of the relevant Entities, subject to the proportion set forth in the Individual Agreement.

3.	Potential Monetary Value – Conversion into Shares

3.1.	The LTIP Committee will determine the PMV attributed to each Beneficiary, as follows:

3.1.1.	On the LTIP Launching Date, all PMVs attributed to Beneficiaries of the LTIP shall correspond to up to 1.5% (one point five percent) of the reference value of the Entity (“Reference Market Cap”), determined by the LTIP Committee (in accordance with the criteria approved by the Board of Directors of the Company), including payable legal charges (pursuant to Clause “8”).

3.1.2.	The PMV may be adjusted, pursuant to the Individual Agreement, based on the “Market cap” of the Entity in effect on the Going Public date.

3.1.3.	The right to the PMV will vest in each of the Beneficiaries on a pro rata temporis basis, i.e., 20% (twenty percent) for every year after the LTIP Launching Date for 5 (five) years. Accordingly, at the end of the fifth year after the LTIP Launching Date, the right to the PMV will be fully vested in the Beneficiary. With respect to the Beneficiaries included in the LTIP after the LTIP Launching Date, the term will be computed from the signature date of the Agreement.

3.1.4.	Beneficiaries included in the LTIP after the LTIP Launching Date will be subject to the same rules and term periods set forth in Clause “3.1.3.” However, in the event relevant Entity or Entities do not Go Public, for any reason, within up to 5 (five) years after the LTIP Launching Date, the LTIP will be terminated and the Beneficiary will not be entitled to receive any shares issued by the relevant Entity.

3.1.5.	PMVs vested by the date the relevant Entity or Entities Go Public will be converted into shares on that date, taking into account such value, net of legal charges, divided by the market value of the shares on that date.

3.1.6.	In the event the relevant Entity or Entities Go Public before PMVs are fully vested in the Beneficiaries, only available amounts will be converted. The portion of the PMV vested after the relevant Entity or Entities Go Public will be converted into shares at the average share price in the 30 (thirty) previous trading sessions (or fewer sessions if 30 sessions have not yet occurred) in the market on the date on which amounts became available.

4.	Effective Delivery of Restricted Shares

4.1.	Once the PMV is converted into shares on the Go Public date (pursuant to Clause “3.1.5”), these shares will be transferred to the Beneficiary within a reasonable time determined by the LTIP Committee after the conversion date.

4.2.	Although the Beneficiary owns the shares transferred, as described in Clause “4.1,” the sale of such shares can only be effected one (1) year after the transfer. In the event the shares were acquired after the Go Public date, the sale can be effected as soon as the transfer to the Beneficiary is completed, except if these shares were acquired in the period of 12 (twelve) months after the Go Public date, in which case they can only be sold 1 (one) year after the Go Public date, or within a larger period in the event any trading restriction is imposed by regulations or agreement applicable to the shares issued by the Entity.

4.3.	Once the transfer of ownership of the shares to the Beneficiary is complete, the Beneficiary will be exclusively responsible for managing such asset, except as provided in Clause “4.2.”

4.4.	At the discretion of the LTIP Committee, the shares will be delivered through the sale of shares held in treasury, subscription of new shares or payment in cash, pursuant to which the Beneficiary will acquire the shares issued by the relevant Entity in the market.

5.	Events of Dismissal of the Beneficiary from the Company or Entity – Restricted Shares

5.1.	Dismissal of the Beneficiary before the Go Public date:

5.1.1.	If the Beneficiary voluntarily resigns from the Company or Entity (including due to retirement) or if the Beneficiary is dismissed with cause, the PMV will be fully canceled by operation of law, regardless of prior notice or notification, and the Beneficiary will not be entitled to any indemnification.

5.1.2.	If the Beneficiary is dismissed without cause by the Company or Entity or in the case of the death or disability of the Beneficiary:

(i)	if the dismissal, death or retirement due to disability occurs 60 (sixty) days before the Go Public date, or before this period: the Beneficiary’s PMV will be fully canceled by operation of law, regardless of prior notice or notification, and the Beneficiary will not be entitled to any indemnification.

(ii)	if the dismissal, death or retirement due to disability occurs within the period of 59 (fifty-nine) days before the Go Public date or on the Go Public date: the shares relating to the portion of the PMV that has already vested by the date of the dismissal or death will be due and delivered on the Go Public date. The portion of the PMV that has not yet vested will be canceled by operation of law, regardless of prior notice or notification, and the Beneficiary will not be entitled to any indemnification.

5.2.	Dismissal of the Beneficiary after the Go Public date:

5.2.1.	If the Beneficiary resigns from or is dismissed by the Company or Entity (including due to retirement) or in the case of the death or retirement due to disability: the shares relating to the portion of the PMV that has already vested by the date of the dismissal, death or retirement due to disability will be due and delivered. The portion of the PMV that has not yet vested will be canceled by operation of law, regardless of prior notice or notification, and the Beneficiary will not be entitled to any indemnification.

5.2.2.	If the Beneficiary is dismissed with cause, the Beneficiary’s PMV will be fully canceled by operation of law, regardless of prior notice or notification, and the Beneficiary will not be entitled to any indemnification.

6.	Event of Sale of 100% of the Entity before the Go Public Date

6.1.	In the event that 100% of the Entity is sold before the Go Public date, the Beneficiary will be entitled to receive the portion of the PMV vested by that date (pursuant to Clause “3.1.3”) in cash (net of legal charges).

6.2.	In the event that the selling price of the Entity is below the Reference Market Cap, the PMV will be proportionally reduced.

6.3.	In the event that the selling price of the Entity is higher than the Reference Market Cap, the PMV will not be proportionally adjusted.

6.4.	The payment set forth above in Clause “6.1” will be made 1 (one) year after the sale of the Entity.

6.5.	The portion of the PMV not vested on the date of sale of 100% of the Entity will be canceled by operation of law, regardless of prior notice or notification, and the Beneficiary will not be entitled to any indemnification.

7.	Events of Dismissal of the Beneficiary from the Company or Entity – 100% Sale

7.1.	Dismissal of the Beneficiary before the 100% Sale:

7.1.1.	If the Beneficiary resigns from or is dismissed by the Company or Entity (including due to retirement) or in the case of the death or retirement, the Beneficiary’s PMV will be fully canceled by operation of law, regardless of prior notice or notification, and the Beneficiary will not be entitled to any indemnification.

7.2.	Dismissal of the Beneficiary after the 100% Sale:

7.2.1.	If the Beneficiary voluntarily resigns from the Company or Entity (including due to retirement) or if the Beneficiary is dismissed with cause, after the sale of 100% of the Entity and less than 1 (one) year before the effective receipt of the PMV, the Beneficiary’s PMV will be canceled by operation of law, regardless of prior notice or notification, and the Beneficiary will not be entitled to any indemnification.

7.2.2.	If the Beneficiary is dismissed without cause by the Company or Entity or in the case of the death or retirement due to disability of the Beneficiary after the sale of 100% of the Entity and prior to 1 (one) year before the effective receipt of the PMV, the PMV will be fully paid to the Beneficiary (or the Beneficiary’s beneficiaries).

8.	Legal Charges – Restricted Shares and Cash Settlement

8.1.	The amounts provided for in this LTIP, paid in shares or settled in cash, are tied to the success of the company rather than the individual performance of Beneficiaries or usual events (the grant of restricted shares and their settlement in cash are unique events), and do not result in payment of labor charges (Workers’ Guarantee Fund (Fundo de Garantia por Tempo de Serviço – FGTS), 13th salary and paid vacation).

8.2.	On the other hand, in order to avoid questioning regarding the incorporation of these amounts in the calculation basis of individual income tax (IRPF) and social security contributions, the Entity will make the required discounts and payments set forth in applicable law currently in effect, considering as the date of payment of compensation (taxable income) the date on which the shares are effectively delivered to the Beneficiary or the date on which the Beneficiary receives a cash payment.

8.3.	Nonetheless, the Company or Entity will be required to withhold the amounts set forth in applicable law currently in effect. Beneficiaries will not be entitled to any indemnification or compensation and will be required to pay the relevant taxes, pursuant to applicable law.

9.	Term of the LTIP

9.1.	The LTIP was approved by the Board of Directors of the Company and the LTIP Committee is authorized to take the measures required for its implementation by the Company.

9.2.	The LTIP will remain in effect until all rights set forth herein are settled or terminated, or for a period of 5 (five) years after the LTIP Launching Date if the Entity does not Go Public or the 100% Sale of the Entity does not occur.

9.3.	The LTIP and the Individual Agreements may be reviewed or terminated, at any time, by the decision of the Board of Directors of the Company or the LTIP Committee, in the event of force majeure or considerable fluctuation in general economic conditions, indicating unpredictability or instability, or if the law or regulations applicable to the Company or Entities change, resulting in substantial alterations in the provisions of the LTIP and Individual Agreement.

9.4.	In the event of corporate reorganization of the Company and/or Entities, including those involving third parties, or spin-offs, consolidations, mergers or Go Public processes involving companies that concentrating on business units other than those listed in Clause “1.4” above, the LTIP and the Individual Agreement will be adjusted to the new corporate structure and may be amended, at the sole discretion of the Board of Directors or the LTIP Committee.

10.	Miscellaneous

10.1.	The provisions of this LTIP do not ensure or entitle Beneficiaries to the right of remaining members of management and/or employees of the Company or Entities, nor do they affect the right of the Company or Entities, at any time and subject to legal and contractual conditions, to terminate the employment contract of the employee and/or interrupt the term of office of the member of management.

10.2.	Omissions will be resolved by the LTIP Committee or the Board of Directors of the Company.

Approved on July 29, 2015